Contacts:
Ligand Pharmaceuticals Incorporated	LHA
Todd Pettingill	Bruce Voss
investors@ligand.com	bvoss@lhai.com
Phone: (858) 550-7500	Phone: (310) 691-7100
Twitter: @Ligand_LGND

Ligand Reports Second Quarter 2017 Financial Results

Conference Call Begins at 4:30 p.m. Eastern Time Today

SAN DIEGO (August 7, 2017) - Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three and six months ended June 30, 2017, and provided an operating forecast and program updates. Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time to discuss this announcement and answer questions.

“Halfway through 2017, the year is coming together very well. We are enjoying robust financial performance, we have entered into several new licensing deals that expand our portfolio, a program that is partnered with Melinta Therapeutics received FDA approval in June and we have received numerous positive updates from our OmniAb-related antibody partners,” said John Higgins, Chief Executive Officer of Ligand. “During the quarter and in recent weeks our partners Novartis and Amgen announced important clinical, regulatory and commercial developments with Promacta® and Kyprolis®, respectively, and both products posted impressive revenues for the second quarter of 2017.”

Second Quarter 2017 Financial Results

Total revenues for the second quarter of 2017 were $28.0 million, compared with $19.5 million for the same period in 2016. Royalties were $14.2 million, compared with $9.8 million for the same period in 2016, an increase of 46%, primarily due to higher royalties from Promacta, Kyprolis and EVOMELA®. Material sales were $5.6 million, compared with $3.9 million for the same period in 2016 due to the timing of Captisol® purchases for use in clinical trials and commercial products. License fees, milestones and other revenues were $8.2 million, compared with $5.9 million for the same period in 2016.

Cost of goods sold was $0.9 million for the second quarter of 2017, compared with $0.7 million for the same period in 2016. Amortization of intangibles was $2.7 million in both periods. Research and development expense was $4.8 million, compared with $4.9 million for the same period of 2016. General and administrative expense was $6.5 million, compared with $7.2 million for the same period in 2016.

Net income for the second quarter of 2017 was $6.1 million, or $0.26 per diluted share, compared with a net loss of $6.2 million, or $0.30 per share for the same period in 2016. Adjusted net income for the second quarter of 2017 was $14.9 million, or $0.67 per diluted share, compared with $7.7 million, or $0.35 per diluted share, for the same period in 2016.

As of June 30, 2017, Ligand had cash, cash equivalents and short-term investments of $172.6 million. Cash generated from operations was $10.4 million for the 2017 second quarter.

Year-to-Date Financial Results

Total revenues for the six months ended June 30, 2017 were $57.3 million, compared with $49.2 million for the same period in 2016. Royalties were $38.4 million, compared with $24.1 million for the same period in 2016, an increase of 59%, primarily due to higher royalties from Promacta, Kyprolis and EVOMELA. Material sales were $6.7 million, compared with $9.2 million for the same period in 2016 due to the timing of Captisol purchases for use in clinical trials and commercial products. License fees, milestones and other revenues were $12.2 million, compared with $15.8 million for the same period in 2016, due primarily to the timing of milestones and license fees earned including the receipt of a $6.0 million approval milestone for EVOMELA in 2016.

Cost of goods sold was $1.2 million for the six months ended June 30, 2017, compared with $1.7 million for the same period in 2016 due to the timing and mix of Captisol sales. Amortization of intangibles was $5.4 million, compared with $5.2 million for the same period in 2016. Research and development expense was $13.5 million, compared with $8.9 million for the same period of 2016 due to enrollment costs of our Phase 2 GRA trial and non-cash stock-based compensation expense. General and administrative expense was $13.9 million, compared with $14.3 million for the same period in 2016.

Net income for the six months ended June 30, 2017 was $11.1 million, or $0.48 per diluted share, compared with $0.4 million, or $0.02 per diluted share, for the same period in 2016. Adjusted net income for the six months ended June 30, 2017 was $27.6 million, or $1.25 per share, compared with $21.3 million, or $0.98 per diluted share, for the same period in 2016.

2017 Financial Forecast

Ligand updates guidance for 2017 revenue to be at least $133 million, including royalties of approximately $87 million, material sales of approximately $23 million and contract payments of at least $23 million. During the remainder of 2017, Ligand estimates it could potentially receive up to an additional $9 million of contract payments. The Company will provide more information about the timing and probability for additional contract revenue, if any, expected to be booked in 2017 as the year continues. Ligand notes that with revenue of $133 million, adjusted earnings per diluted share would be approximately $2.93.

Second Quarter 2017 and Recent Business Highlights

Portfolio Program Progress

Promacta®/Revolade®

•	Novartis reported second quarter 2017 net sales of Promacta/Revolade (eltrombopag) of $210 million, a $52 million or 33% increase over the same period in 2016.

•
Novartis reported Revolade (eltrombopag) was approved in Canada for the treatment of pediatric (≥1 years to <18 years) chronic immune thrombocytopenia purpura to increase platelet counts in patients who have had an insufficient response to corticosteroids or immunoglobulins.

•
Novartis announced the publication of a study conducted by the National Institutes of Health demonstrating that 58% of patients with treatment-naïve severe aplastic anemia achieved complete response at six months when treated with eltrombopag at the initiation of and concurrent with standard immunosuppressive treatment. The data are published in the latest issue of The New England Journal of Medicine.

Kyprolis® (carfilzomib), an Amgen Product Utilizing Captisol

•
On July 25, 2017, Amgen reported second quarter 2017 net sales of Kyprolis (carfilzomib) of $211 million, a $39 million or 23% increase over the same period in 2016. On August 2, 2017, Ono Pharmaceutical Company reported Kyprolis sales in Japan of approximately $10.8 million for the most recent quarter.

•
On July 14, 2017, Amgen announced the submission of a supplemental New Drug Application to the FDA and a variation to the marketing application to the EMA to include overall survival data from the Phase 3 head-to-head ENDEAVOR trial in the product information for Kyprolis (carfilzomib).

•
On July 12, 2017, Amgen announced positive results from the final analysis of the Phase 3 ASPIRE trial, showing the study met the key secondary endpoint of overall survival, demonstrating that Kyprolis (carfilzomib), lenalidomide and dexamethasone (KRd) reduced the risk of death by 21% over lenalidomide and dexamethasone alone.

•
On June 4, 2017, a Phase 1b study involving daratumumab in combination with KRd in patients with newly diagnosed multiple myeloma was highlighted in an Oral Abstract Session at the 2017 ASCO Annual Meeting.

Additional Pipeline and Partner Developments

•	Spectrum Pharmaceuticals reported second quarter 2017 net sales of EVOMELA of $10 million.

•
Melinta Therapeutics announced that the FDA approved both IV and oral Baxdela™ (delafloxacin) for the treatment of adults with acute bacterial skin and skin structure infections (ABSSSI) caused by susceptible bacteria. As a result of the approval, Ligand earned a $1.5 million milestone payment and will earn a 2.5% royalty on Baxdela IV sales. Following approval, Melinta Therapeutics entered into a $90 million loan and securities financing agreement with Oberland Capital Management, LLC to fund commercialization activities and indication expansion of Baxdela.

•
CorMatrix sold the rights to its commercial pericardial repair and CanGaroo® Envelope extracellular matrix (ECM) products to Aziyo Biologics. The transaction included a $10 million payment to Ligand to buy down the royalty rate and also provided Ligand with an additional $10 million of sales-based milestones tied to the commercial success of the two products.

•	Retrophin announced that the United States Patent and Trademark Office and the European Patent Office each issued patents covering sparsentan for the treatment of focal segmental glomerulosclerosis.

•	Sage Therapeutics announced that The Lancet published results from a Phase 2, double-blind, randomized and placebo-controlled study of brexanolone in women with severe postpartum depression.

•	Aldeyra announced the last patient had completed dosing in their multicenter, double-blind, randomized Phase 2b clinical trial of ADX-102 in allergic conjunctivitis.

•	Aldeyra announced that it enrolled the first patient into a Phase 2a clinical trial of topical ocular ADX-102 for the treatment of Dry Eye Disease.

•
Novartis announced that it had exercised an option to in-license ECF843 (Lubricin) for ophthalmic indications from Lubris Biopharma. Ligand acquired economic rights to the Lubricin program from Selexis, SA in 2015.

•
Merrimack announced that it had enrolled the last patient in the ongoing CARRIE study, a Phase 2, double-blind, placebo-controlled, randomized trial evaluating MM-141 (istiratumab) in combination with standard of care in previously untreated patients with metastatic pancreatic cancer.

•	Viking Therapeutics announced enrollment completion in the ongoing Phase 2 clinical trial of VK5211 in patients who recently suffered a hip fracture.

•	Viking Therapeutics announced positive topline results from a preclinical study of VK2809 in an in vivo model of non-alcoholic steatohepatitis (NASH).

•
CStone Pharmaceuticals announced that it received Clinical Trial Application approval from the China Food and Drug Administration to conduct clinical trials in China with CS1001, an OmniAb-derived full-length anti-PDL1 monoclonal antibody.

•
Marinus Pharmaceuticals announced that it had initiated a Phase 2 double-blind, placebo-controlled clinical trial to evaluate the safety, efficacy and pharmacokinetics of ganaxolone IV in women diagnosed with severe postpartum depression.

•	Marinus Pharmaceuticals presented Phase 1 clinical data showing the safety and tolerability of ganaxolone IV at the 6th London-Innsbruck Colloquium on Status Epilepticus and Acute Seizures.

•
Aptevo Therapeutics announced that aspects of its ADAPTIR™ protein therapeutic platform, including APVO436, an OmniAb-discovered antibody, were showcased at the Americas Antibody Congress 2017 and at the 2017 Next Generation Protein Therapeutics Summit.

•
XTL Biopharmaceuticals announced the receipt of additional preclinical data regarding the role of hCDR1 as a potential treatment for Sjögren's syndrome from Prof. Edna Mozes of The Weizmann Institute of Science and the developer of hCDR1.

•
Opthea Limited announced positive results from its Phase 1/2a clinical trial of OPT-302 for wet age-related macular degeneration (wet AMD). Opthea is planning to initiate a Phase 2b trial in wet AMD and a Phase 2a trial in diabetic macular edema in the second half of 2017.

New Licensing Deals

•
Ligand announced worldwide license agreements with Surface Oncology and xCella Biosciences to use the OmniAb platform technologies to discover fully human antibodies. Ligand is eligible to receive annual access payments, milestone payments and royalties on future net sales of any antibodies discovered under these licenses.

•
Ligand announced a commercial license and supply agreement with Marinus Pharmaceuticals, granting rights to use Captisol in the formulation of IV ganaxolone. Ligand is eligible to receive milestone payments, royalties and revenue from Captisol material sales related to IV ganaxolone.

•
Ligand announced a commercial license and supply agreement with Amgen granting rights to use Captisol in the formulation of AMG 330, an anti-CD33 x anti-CD3 (BiTE®) bispecific antibody construct. Ligand is eligible to receive milestone payments, royalties and revenue from Captisol material sales related to AMG 330.

•
Ligand announced a commercial license and supply agreement with Interventional AnalgesiX granting rights to use Captisol in the formulation of an undisclosed compound. Ligand is eligible to receive milestone payments, tiered royalties of 5%-10% and revenue from Captisol material sales.

Internal Glucagon Receptor Antagonist (GRA) Program

•	Ligand continues to expect to report topline data from the Phase 2 clinical trial with its novel, small-molecule GRA program (LGD-6972) for the treatment of type 2 diabetes mellitus in September 2017.

Adjusted Financial Measures

The Company reports adjusted net income and adjusted net income per diluted share, in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company’s financial measures under GAAP include stock-based compensation expense, amortization of debt-related costs, amortization related to acquisitions, changes in contingent liabilities, net losses of Viking Therapeutics, mark-to-market adjustment for amounts owed to licensors, fair value adjustments to Viking Therapeutics convertible note receivable and warrants, unissued shares relating to the Senior Convertible Note, and others that are listed in the itemized reconciliations between GAAP and adjusted financial measures included in this press release. However, other than with respect to total revenue, the Company only provides guidance on an adjusted basis and does not provide reconciliations of such forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for changes in contingent liabilities, net losses of Viking Therapeutics, mark-to-market adjustments for amounts owed to licensors, effects of any discrete income tax items and fair value adjustments to Viking Therapeutics convertible note receivable. Management has excluded the effects of these items in its adjusted measures to assist investors in analyzing and assessing the Company’s past and future core operating performance. Additionally, adjusted earnings per diluted share is a key component of the financial metrics utilized by the Company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation.

Conference Call

Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (833) 591-4752 from the U.S. or (720) 405-1612 from outside the U.S., using the Conference ID 59163454 To participate via live or replay webcast, a link will be available at www.ligand.com.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines. Our business model creates value for stockholders by providing a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable, diversified and lower-risk business than a typical biotech company. Our business model is based on doing what we do best: drug discovery, early-stage drug development, product reformulation and partnering. We partner with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory affairs and commercialization) to ultimately generate our revenue. Ligand’s Captisol® platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. OmniAb® is a patent-protected transgenic animal platform used in the discovery of fully human mono- and bispecific therapeutic antibodies. Ligand has established multiple alliances, licenses and other business relationships with the world's leading pharmaceutical companies including Novartis, Amgen, Merck, Pfizer, Celgene, Gilead, Janssen, Baxter International and Eli Lilly.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: Ligand’s future revenue growth, including the timing, mix and volume of Captisol orders, the timing of the initiation or completion of clinical trials by Ligand and its partners, the timing of regulatory filings with the FDA and other regulatory agencies, the timing of new product launches by Ligand and its partners and the related royalties Ligand expects to receive from its partners, the timing of review of clinical data by the FDA, expected value creation for shareholders and guidance regarding the full-year 2017 financial results. Actual events or results may differ from Ligand's expectations. For example, Ligand may not receive expected revenue from material sales of Captisol, expected royalties on other partnered products and research or development milestone payments. Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for 2017 or any portion thereof or beyond, that Ligand's 2017 revenues will be at the levels as currently anticipated, that Ligand will be able to create future revenues and cash flows by developing innovative therapeutics, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval, that there will be a market for the product(s) if successfully developed and approved, or that Ligand's partners will not terminate any of its agreements or development or commercialization of any of its products. Further, Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements. Also, Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization. In addition, Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the possibility of additional contract revenues we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks

The information in this press release regarding certain third-party products and programs, including Promacta, a Novartis product, and Kyprolis, an Amgen product, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.

Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand®, Captisol® and OmniAb®. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the ®, © and TM symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.

[Tables Follow]

LIGAND PHARMACEUTICALS, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Royalties	$14,211	$9,754	$38,441	$24,144
Material sales	5,550	3,886	6,672	9,227
License fees, milestones and other revenues	8,234	5,881	12,151	15,798
Total revenues	27,995	19,521	57,264	49,169
Operating costs and expenses:
Cost of goods sold	903	720	1,244	1,675
Amortization of intangibles	2,706	2,681	5,420	5,206
Research and development	4,822	4,914	13,495	8,915
General and administrative	6,549	7,237	13,872	14,309
Total operating costs and expenses	14,980	15,552	34,031	30,105
Income from operations	13,015	3,969	23,233	19,064
Other expense, net	(2,642)	(2,550)	(5,444)	(5,163)
Increase in contingent liabilities	(825)	(332)	(966)	(1,638)
Loss from Viking	(1,248)	(11,138)	(2,330)	(12,743)
Total other expense, net	(4,715)	(14,020)	(8,740)	(19,544)
Income (loss) before income taxes	8,300	(10,051)	14,493	(480)
Income tax (expense) benefit	(2,242)	3,881	(3,356)	187
Income (loss) from continuing operations	6,058	(6,170)	11,137	(293)
Income from discontinued operations, net of taxes	—	—	—	731
Net income (loss):	$6,058	$(6,170)	$11,137	$438

Basic per share amounts:
Income (loss) from continuing operations	$0.29	$(0.30)	$0.53	$(0.01)
Discontinued operations	—	—	—	0.04
Net income (loss)	$0.29	$(0.30)	$0.53	$0.02
Diluted per share amounts:
Income (loss) from continuing operations	$0.26	$(0.30)	$0.48	$(0.01)
Discontinued operations	—	—	—	0.04
Net income (loss)	$0.26	$(0.30)	$0.48	$0.02

Weighted average number of common shares-basic	21,013	20,832	20,975	20,765
Weighted average number of common shares-diluted	23,216	20,832	23,117	20,765

LIGAND PHARMACEUTICALS, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	June 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$172,627	$141,048
Accounts receivable, net	13,462	14,700
Note receivable from Viking	3,207	3,207
Inventory	6,809	1,923
Other current assets	1,072	2,175
Total current assets	197,177	163,053
Deferred income taxes	138,837	123,891
Goodwill and other identifiable intangible assets	271,491	276,912
Investment in Viking	6,014	8,345
Commercial license rights	22,962	25,821
Other assets	3,543	3,563
Total assets	640,024	601,585
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$7,124	$9,131
Current portion of contingent liabilities	86	5,088
2019 convertible senior notes, net	218,630	212,910
Total current liabilities	225,840	227,129
Long-term portion of contingent liabilities	3,860	2,916
Other long-term liabilities	915	687
Total liabilities	230,615	230,732
Equity component of currently redeemable convertible notes	24,293	29,563
Total Ligand Pharmaceuticals stockholders' equity	385,116	341,290
Total liabilities and stockholders' equity	640,024	601,585

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016

Net income (loss)	$6,058	$(6,170)	$11,137	$438
Stock-based compensation expense	4,624	4,647	10,669	8,766
Non-cash interest expense(1)	2,882	2,710	5,720	5,379
Amortization related to acquisitions	5,371	2,778	8,276	5,310
Increase in contingent liabilities(2)	825	332	966	1,638
Loss from Viking	1,248	11,138	2,330	12,743
Other(3)	169	(184)	84	(389)
Income tax effect of adjusted reconciling items above	(5,287)	(7,587)	(9,769)	(11,864)
Excess tax benefit from stock-based compensation(4)	(952)	—	(1,827)	—
Discontinued operations, net of tax	—	—	—	(731)
Adjusted net income	$14,938	$7,664	$27,586	$21,290
Diluted per-share amounts attributable to common shareholders:
Net income	$0.26	$(0.30)	$0.48	$0.02
Stock-based compensation expense	0.20	0.22	0.46	0.42
Non-cash interest expense(1)	0.12	0.13	0.25	0.26
Amortization related to acquisitions	0.23	0.13	0.36	0.26
Increase in contingent liabilities(2)	0.04	0.02	0.04	0.08
Loss from Viking	0.05	0.53	0.10	0.61
Other(3)	0.01	(0.01)	—	(0.02)
Income tax effect of adjusted reconciling items above	(0.23)	(0.36)	(0.42)	(0.57)
Excess tax benefit from stock-based compensation(4)	(0.04)	—	(0.08)	—
2019 Senior Convertible Notes share count adjustment	0.03	0.02	0.05	0.04
Discontinued operations, net of tax	—	—	—	(0.04)
Adjusted net income	$0.67	$0.35	$1.25	$0.98

GAAP-Weighted average number of common shares-diluted	23,216	20,832	23,117	20,765
Plus: Shares excluded due to anti-dilutive effect on GAAP net loss	—	2,123	—	1,850
Less: 2019 Senior Convertible Notes share count adjustment	1,080	1,205	1,010	977
Adjusted weighted average number of common shares-diluted	22,136	21,750	22,107	21,638

(1) Non-cash debt related costs is calculated in accordance with the authoritative accounting guidance for convertible debt instruments that may be settled in cash.

(2) Changes in fair value of contingent consideration related to Cydex and Metabasis transactions.

(3) Amounts due to Bristol-Myers Squibb relating to the Retrophin license agreement and fair market value adjustment on Viking note and warrants.

(4) Excess tax benefits from stock-based compensation are recorded as a discrete item within the provision for income taxes on the consolidated statement of income pursuant to ASU 2016-09, which was previously recognized in additional paid-in capital on the consolidated statement of stockholders' equity.

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